Exhibit 10.59

Triad Guaranty Inc.
Board of Directors Compensation Program Summary

In an effort to reflect both the decline in value of the trading price of the common stock of Triad Guaranty Inc. (the “Company”), as well as the change in the size of the Board of Directors (the “Board”) and its committees, the Compensation Committee revised the Company’s non-employee director compensation program in October 2008 (the “Program”). General terms of the Program for non-employee directors, other than the Chairman of the Board, are set forth below:

Non-Employee Directors

•	Retainer: Each non-employee director is entitled to receive an $85,000 annual cash retainer that is payable in equal quarterly installments. Each non-employee director shall also receive an annual grant of 15,000 shares of restricted stock pursuant to the Company’s 2006 Long-Term Stock Incentive Plan (the “Plan”) and the related restricted stock agreement. The restricted stock vests 100% on the first anniversary of the grant date.

•	Committee Chairs: Directors that are chosen to serve as committee chairs are entitled to receive cash compensation paid in equal quarterly installments of $15,000 for the Audit Committee, $12,500 for the Compensation Committee and $7,500 for the Corporate Governance and Nominating Committee. In addition, a single director will be designated as the Lead Independent Director for which he will receive cash compensation of $7,500 paid in equal quarterly installments.

•	Meeting Fees: The meeting fee structure was revised to reflect the reduced number of committees and the increased time commitment expected of the directors, as detailed below:

1.	In-person Board meetings: After attending five in-person Board meetings in any given year, each non-employee director is entitled to receive $5,000 for each additional in-person Board meeting attended for the remainder of that year.

2.	Telephonic Board meetings: After attending eight telephonic Board meetings in any given year, each non-employee director is entitled to receive for the remainder of that year: (i) $1,250 for each telephonic meeting attended that is less than or equal to one hour, and (ii) $2,500 for each telephonic meeting attended that exceeds one hour.

3.	Telephonic Audit Committee meetings: Each non-employee member of the Audit Committee is entitled to receive per year: (i) $1,250 for each telephonic meeting attended that is less than or equal to one hour, and (ii) $2,500 for each telephonic meeting attended that exceeds one hour.

4.	Telephonic Committee meetings other than Audit Committee: Each non-employee member of other committees is entitled to receive per year: (i) $750 for each telephonic meeting attended that is less than or equal to one hour, and (ii) $1,500 for each telephonic meeting attended that exceeds one hour.

Chairman of the Board

At the time of the adoption of the Program, the Chairman of the Board’s compensation was intentionally not addressed because he was serving as an executive officer of the Company. During the period that our Chairman served as an executive officer and employee of the Company, he was not entitled to receive any Board compensation under the Program.

In March 2009, the Compensation Committee determined that William T. Ratliff, III, the Company’s Chairman of the Board, had completed his designated tasks associated with the transition of Mr. Jones as President and CEO and the management of certain projects for the Company and reduced Mr. Ratliff’s annual cash compensation from $400,000 to $225,000. In connection with this determination, the Compensation Committee revised the Program as set forth below with respect to the Company’s Chairman of the Board:

•	Retainer: The Chairman of the Board is entitled to receive a $225,000 annual cash retainer that is payable in equal quarterly installments. The Chairman shall also receive an annual grant of 25,000 shares of restricted stock pursuant to the Plan and the related restricted stock agreement. The restricted stock vests 100% on the first anniversary of the grant date.

The Chairman will not be compensated for attending Board meetings, Committee meetings or telephonic meetings.